Exhibit 10.1

AMENDMENT NO. 1 dated as of December 15, 2006 (this “Amendment”) to the RESTRICTED UNIT PURCHASE AGREEMENT dated as of June 20, 2005 (the “Original Agreement”), among HUGHES NETWORK SYSTEMS, LLC, a Delaware limited liability company (the “Company”), and JEFFREY A. LEDDY (the “Purchaser”).

By executing and delivering this Amendment, the undersigned hereby agree as set forth below.

1.1 Defined Terms.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Original Agreement.

1.2 Amendments.

(a) Section 1 of the Original Agreement is hereby amended by deleting the existing definition of “Cause” and replacing it with the following:

“Cause” means the gross neglect by the Purchaser of the Purchaser’s responsibilities as a director of HCI (as defined in Exhibit B); malfeasance by Purchaser in office; material breach of Purchaser’s obligation to make full disclosure; conviction of the Purchaser of any felony; conviction of the Purchaser of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates; or any other conduct on the part of the Purchaser which would make the Purchaser’s continued relationship with the Company or any of its subsidiaries or affiliates materially prejudicial to the best interests of the Company.

(b) Exhibit B to the Original Agreement is hereby amended by deleting the existing Exhibit B and replacing it with Schedule A attached hereto.

1.3 No other Amendments or Waivers.

Except as modified by this Amendment, the Original Agreement shall remain in full force and effect, enforceable in accordance with its terms. This Amendment is not a consent to any waiver or modification of any other terms or conditions of the Agreement or any of the instruments or documents referred to in the Agreement and shall not prejudice any right or rights which the parties thereto may now or hereafter have under or in connection with the Agreement or any of the instruments or documents referred to therein.

1.4 Counterparts and Facsimile Execution.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more

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counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment No.1 to the Restricted Unit Purchase Agreement as of the date first above written.

HUGHES NETWORK SYSTEMS, LLC

By:	/s/ Pradman P. Kaul
Name:	Pradman P. Kaul
Title:	Chief Executive Officer

/s/ Jeffrey A. Leddy
Jeffrey A. Leddy

Schedule A

Amended and Restated Exhibit B

to Restricted Unit Purchase Agreement

See attached.

EXHIBIT B

VESTING OF RESTRICTED UNITS;

REPURCHASE OF RESTRICTED UNITS

Section 1. Time-Vesting Units Generally.

The Time-Vesting Units shall vest over sixty months with 10 percent of the Time-Vesting Units vesting on the first day of the 7th month following the Closing and the remainder of the Time-Vesting Units vesting in fifty-four equal months installments of 1.6667 percent commencing on the first day of the 8th month following the Closing, subject to the Purchaser’s continued service as a member of the board of directors of Hughes Communications, Inc., a Delaware corporation (“HCI”), on the date of vesting and to the other provisions set forth in this Exhibit B. Notwithstanding anything to the contrary contained herein, if the Purchaser is a member of the board of directors of HCI (the “HCI Board”), on the date that the Investors (together with their Affiliates) hold less than 20% of the aggregate equity interests, measured by vote and value, of the Company (an “Investor-Dilution Transaction”), then all of the Time-Vesting Units shall vest on the later to occur of (i) the third anniversary of the Closing or (ii) the first anniversary of the date on which the Investor Dilution Transaction occurs. For the avoidance of doubt, following the occurrence of an Excluded Event, but subject to the other provisions herein, the Time-Vesting Units shall continue to vest in accordance with and subject to the terms and conditions set forth herein.

Section 2. Performance Vesting Units Generally.

The Performance Vesting Units shall vest as follows: (X) 50.0 percent of the Performance Vesting Units shall vest on the Test Date if and when the Investors have received a Cumulative Total Return as set forth below of at least 3.0 times the amount of their aggregate Capital Contributions (as defined in the LLC Agreement) as of the Test Date and (Y) the remaining 50.0 percent of the Performance Vesting Units shall vest on the Test Date if and when the Investors have received a Cumulative Total Return of at least 5.0 times the amount of their aggregate Capital Contributions as of the Test Date, in each case, subject to the Purchaser’s continued service as a member of the HCI Board as of the Test Date and subject to the other provisions set forth in this Exhibit B. If the Performance Vesting Units remain outstanding but not yet vested as of the fifth anniversary of the Closing, they shall be forfeited upon such anniversary; provided, however, that in the event that any Performance Vesting Units remain outstanding upon such anniversary and the valuation process referred to in the definition of “Cumulative Total Return” has not yet been completed in accordance with the terms hereof, the forfeiture of such Performance Vesting Units shall be tolled until the completion of such valuation process. For the avoidance of doubt, following the occurrence of an Excluded Event, but subject to the other provisions herein, the Performance Vesting Units shall continue to vest in accordance with and subject to the terms and conditions set forth herein.

Section 3. Vesting and Repurchase Following Termination of Employment.

(a) Termination for Cause. Upon termination of the Purchaser’s service as a member of the HCI Board for Cause, all Restricted Units that have not yet been vested as of the date of termination, shall be forfeited as of the date of termination. Any Restricted Units that have vested may be repurchased by the Company at any time following such termination of employment at a price per Restricted Unit equal to the lesser of (i) the greater of (1) (x) fair market value thereof as determined by the Board in its reasonable and good faith discretion (the “Fair Market Value”) of such Restricted Unit on the date of the termination minus (y) the value of any dividends or other distributions previously paid to the Purchaser in respect of such Restricted Unit (subject to equitable adjustment in the Company’s discretion to reflect equity distributions, corporate transactions, or similar events, to the extent not reflected in (y)) and (2) $0, and (ii) (x) the original purchase price paid for such Restricted Unit by the Purchaser minus (y) the value of any dividends or other distributions previously paid to the Purchaser in respect of such Restricted Unit, but in no event less than $0.

(b) Permanent Disability. Upon termination of the Purchaser’s service as a member of the HCI Board due to a permanent disability, any Time-Vesting Units that are not vested as of the date of termination shall vest as of the date of termination. If the Performance Vesting Units are not vested as of the date of termination, the Performance Vesting Units will remain outstanding until the 180th day following the date of termination (not to exceed the fifth anniversary of the Closing), and if the Test Date occurs prior to the last day of such 180-day period and the Investors meet the applicable Cumulative Total Return goal as of the Test Date, the Purchaser will vest in a number of Performance Vesting Units at such time as each applicable Cumulative Total Return goal is met. All other Performance Vesting Units will be forfeited. If any Performance Vesting Units remain outstanding but have not yet vested as of the expiration of the foregoing 180-day period, they shall be forfeited. Section 4 of this Exhibit B shall apply to Company repurchases of vested Restricted Units. Notwithstanding the foregoing, the Board, in its sole discretion, may permit the vesting of any Performance Vesting Units that are not vested as of the date of termination.

(c) Death. Upon termination of the Purchaser’s service as a member of the HCI Board due the death of the Purchaser, any Time-Vesting Units that are not vested as of the date of termination shall vest as of the date of termination. If the Performance Vesting Units are not vested as of the date of termination, the Performance Vesting Units will remain outstanding until the 180th day following the date of termination (not to exceed the fifth anniversary of the Closing), and if the Test Date occurs prior to the last day of such 180-day period and the Investors meet the applicable Cumulative Total Return goal as of the Test Date, the Purchaser will vest in a number of Performance Vesting Units at such time as each applicable Cumulative Total Return goal is met. All other Performance Vesting Units will be forfeited. If any Performance Vesting Units remain outstanding but have not yet vested as of the expiration of the foregoing 180-day period, they shall be forfeited. Section 4 of this Exhibit B shall apply to Company repurchases of vested Restricted Units. Notwithstanding the foregoing, the Board, in its sole discretion, may permit the vesting of any Performance Vesting Units that are not vested as of the date of termination.

(d) Termination Without Cause. Upon termination of the Purchaser’s service as a member of the HCI Board without Cause, in addition to the other provisions set forth herein, the rights and obligations below shall apply.

(i) TIME-VESTING UNITS. To the extent that any Time-Vesting Units remain unvested as of the date that is six (6) months following such termination, such unvested Time-Vesting Units shall be forfeited as of such date; provided, that if the termination without Cause occurs within the one-year period after a Change of Control, all unvested Time-Vesting Units shall vest as of the date of termination.

(ii) PERFORMANCE VESTING UNITS. If the Performance Vesting Units are not vested as of the date of termination, the Performance Vesting Units will remain outstanding until the 180th day following the date of termination (not to exceed the fifth anniversary of the Closing), and if the Test Date occurs prior to the last day of such 180-day period and the Investors meet the applicable Cumulative Total Return goal as of the Test Date, the Purchaser will vest in a number of Performance Vesting Units at such time as each applicable Cumulative Total Return goal is met. All other Performance Vesting Units will be forfeited. In the event that (i) the Company consummates an initial public offering of its equity interests prior to the third anniversary of the Closing and (ii) the Purchaser’s service as a member of the HCI Board is terminated without Cause after the third anniversary of the Closing, then the unvested Performance Vesting Units shall remain outstanding until the Test Date. If the Performance Vesting Units remain outstanding but not yet vested as of the fifth anniversary of the Closing, they shall be forfeited.

(e) Resignation from HCI Board. Upon resignation by the Purchaser as a member of the HCI Board for any reason, in addition to the other provisions set forth herein, the following rights and obligations shall apply. Any Restricted Units that have vested may be repurchased by the Company at any time following such termination of employment at a price per Restricted Unit equal to the lesser of (i) the (x) Fair Market Value of such Restricted Unit on the date of the termination minus (y) the value of any distributions previously paid to the Purchaser in respect of such Restricted Unit (subject to equitable adjustment in the Company’s discretion to reflect equity distributions, corporate transactions, or similar events, to the extent not reflected in (y)) and (ii) the original purchase price paid for such Restricted Unit by the Purchaser.

Section 4. Repurchase Right for Vested Units.

Any Restricted Units held by the Purchaser as a result of vesting may be repurchased (the “Repurchase Right”) by the Company at any time during the two-year period following (x) the date the Purchaser ceases to be a member of the HCI Board in the event that such Restricted Units were vested as of such termination and (y) the vesting of such Restricted Units in the event that such vesting occurred after the date of termination of employment, each (other than Repurchase Rights exercised following a termination pursuant to Section 3(a) and 3(e)) at a price per Restricted Unit equal to the Fair Market Value thereof determined as of the date of repurchase. If the Company’s or any of its subsidiaries’ debt agreements restrict, limit or prohibit it from exercising the Repurchase Right, the foregoing two-year period shall be tolled until such time as the Company is permitted to exercise the Repurchase Right pursuant to the terms of such debt agreements. At no time shall the Company be obligated to exercise the Repurchase Right. The Repurchase Right shall be exercised by the Company, or its designee, by delivering to the Purchaser a written notice of exercise and a check in the amount of the applicable purchase price. Upon delivery of such notice and payment of the applicable purchase price, the Company, or its designee, shall become the legal and beneficial owner of the Restricted Units being repurchased and all rights and interest therein or related thereto, and the Company, or its designee, shall have the right to transfer to its own name the number of Restricted Units being repurchased without further action by the Purchaser or any of his transferees. If the Company or its designee elect to exercise the Repurchase Right pursuant to this Section 4 and the Purchaser or his transferee fails to deliver the Restricted Units in accordance with the terms hereof, the Company, or its designee, may, at its option, in addition to all other remedies it may have, deposit the applicable purchase price in an escrow account administered by an independent third party (to be held for the benefit of, and payment over to, the Purchaser or his transferee in accordance herewith) or set-off the applicable purchase price against any amount the Company or its affiliates may owe the Purchaser at such time, whereupon the Company shall by written notice to the Purchaser cancel on its books all of the Purchaser’s or his transferee’s right, title and interest in and to such Restricted Units. Anything herein to the contrary notwithstanding, in lieu of “forfeiting” any unvested Restricted Units hereunder, the Company may, but shall not be obligated to, repurchase such Restricted Units at a purchase price equal to the original purchase price paid for such Restricted Units held by the Purchaser. For purposes of this Section 4, in the event that the Purchaser in good faith disputes the determination of Fair Market Value hereunder, the Board shall select a regionally or nationally recognized investment banking or valuation firm (the “Valuer”) to determine the fair market value of such Restricted Units and the Valuer’s determination shall be final and binding on all the parties. The fees and expenses of the Valuer shall be paid one-half by the Purchaser and one-half by the Company.